EXHIBIT 11.1

                                         SIERRA MONITOR CORPORATION

                                     NET EARNINGS PER SHARE COMPUTATIONS

                                                 (unaudited)


                                                       (All amounts in thousands except per share data)

                                                      Three Months Ended                 Nine Months Ended
                                               September 30,      September 30,    September 30,    September 30,
                                                   1997                1996             1997             1996
                                              -------------       -------------    -------------        --------
Weighted average shares outstanding

          Common Stock                               10,556              10,332           10,436          10,311

          Common Stock equivalents -

                options                                 190                 378              285             379
                                              -------------       -------------     ------------        --------

          Total weighted average shares

                outstanding                          10,746              10,710           10,722          10,690
                                              =============       =============     ============        ========

Net income                                    $       188.1       $        80.6           $158.4        $  100.5
                                              =============       =============     ============        ========

Net income per share                          $        0.02       $        0.01           $ 0.01        $   0.01
                                              =============       =============     ============        ========